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Exhibit (d)(vi)

FORM OF EMPLOYEE BONUS RETENTION PLAN

[EXCO HOLDINGS INC.] [ADDISON ENERGY INC.]

EMPLOYEE BONUS RETENTION PLAN

SECTION 1
General

        1.1   Purpose. This [        ] Employee Bonus Retention Plan (the "Plan") is established by the Board of Directors (the "Board") of EXCO Holdings Inc./Addison (the "Company") to promote the long-term financial interests of the Company by providing certain employees of the Company with an incentive to remain employed with the Company so they can continue to actively perform their job functions and duties with full attention and dedication.

        1.2   Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Board.

        1.3   Action by the Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board or by writing of a duly authorized officer of the Company.

        1.4   Effective Date of Plan. This Plan shall become effective on the "Closing Date," as defined in the Merger Agreement, dated [            ], 2003, by and among EXCO Resources, Inc., EXCO Holdings Inc. and ER Acquisition, Inc.

SECTION 2
Participation

        2.1   Participation. The individuals listed on Exhibit A are eligible to participate in the Plan ("Participant").

SECTION 3
Retention Bonus

        3.1   Entitlement to and Payment of Retention Bonus. Subject to the terms of Section 4 and 5 of the Plan, a Participant shall receive the Retention Bonus (as defined in Section 3.2 below) as follows: (i) 6.25% of the Retention Bonus, less applicable federal, state and local withholdings, paid in cash, in a lump sum payment, within five (5) days after each three month anniversary of the Closing Date until the date that is the four year anniversary of the Closing Date; provided, however, that the unpaid Retention Bonus payments, less applicable federal, state and local withholdings, shall be paid in cash, in a lump sum payment, to a Participant upon the occurrence of any of the events described in subsections (i)-(iii) of the definition of Change of Control set forth in the Stock Repurchase Agreement of even date herewith by and among the Company and the persons listed on the signature pages attached thereto. Except as otherwise set forth in Section 4.1 below, a Participant must be employed with the Company at the time each portion of the bonus payments are made to receive the Retention Bonus.

        3.2   Definition of Retention Bonus. For purposes of this Plan, "Retention Bonus" shall mean the amount listed on the Participation Agreement, attached hereto as Exhibit B, for the Participant.

SECTION 4
Termination

        4.1   Effect of Termination. If a Participant terminates his/her employment by voluntary resignation without Good Reason (as defined in Section 4.3 below) or is terminated by the Company for Cause (as defined in Section 4.2 below), the Participant shall not be entitled to receive any Retention Bonus payment or any portion thereof, not already paid to the Participant as of the date of termination. If a Participant terminates his/her employment for Good Reason (as defined in Section 4.3 below), is terminated by the Company without Cause, or terminates his/her employment as a result of death or Disability (as defined in Section 4.4 below), the Participant shall continue to receive the unpaid Retention Bonus payments in the manner set forth in Section 3.1, subject to the terms of Section 5.

        4.2   Cause. "Cause" shall mean the Participant's (a) failure to substantially perform his/her duties, provided that the Participant shall (to the extent such failure is curable) have ten (10) business days after receipt of notice from the Company in writing specifying such failure to cure the deficiency that would constitute "Cause", (b) failure to follow the reasonable directions of the President and Chief Executive Officer of the Company or the Board of the Company, provided that the Participant shall (to the extent such failure is curable) have ten (10) business days after receipt of notice from the Company in writing specifying such failure to cure the deficiency that would constitute "Cause", (c) willful acts of dishonesty, theft or fraud resulting or intending to result in personal gain or enrichment at the expense of the Company, (d) commission of a felony, (e) engaging in any act that is intended, or may reasonably be expected to materially harm the reputation, business or operations of the Company or any member of its Board or (f) material breach of the Participant's employment agreement or terms of employment.

        4.3   Termination for Good Reason. "Good Reason" shall mean (1) a reduction in base salary or any material agreed upon benefit without the Participant's consent; provided, that the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Participant for any reason and without the Participant's consent if such modification, suspension or termination is consistent with modifications, suspensions or terminations for other senior executive employees of the Company, (2) a material adverse reduction in the Participant's responsibilities, without his/her prior consent; provided, that, a change in job title shall not be Good Reason and provided further that the Company shall have thirty (30) days after receipt of notice from the Participant to cure the deficiency that would result in a termination with Good Reason or (3) relocation of Participant's principal place of employment outside of a 50 mile radius of its location as of the effective date of the Plan set forth in Section 1.4 hereof.

        4.4   Disability. "Disability" shall mean a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, the Participant is unable to perform the essential functions of his or her job, with or without reasonable accommodation.

SECTION 5
Confidentiality and Non-Competition

        5.1   Confidentiality and Non-Competition—General. Any benefits payable under this Plan are conditioned upon and subject to the terms of this Section 5. To the extent that a Participant violates any provision of this Section 5, the Company will have no further obligation to provide any benefit or payment due hereunder, and will also have any other remedies available to the Company for such violation including but not limited to a preliminary injunction, temporary restraining order or other equivalent relief.

        5.2   Confidential Information. The Participant agrees that:

  (1)
  Except as may be required by law, by lawful judicial, governmental or regulatory authority, or by lawful order of a court or agency of competent jurisdiction, or except to the extent required to perform the Participant's duties during the course of his/her employment with the Company or to the extent that the Participant has express written authorization from the Company, the Participant at all times during and after employment with the Company (i) shall keep secret and confidential all Confidential Information (as defined below), (ii) shall not disclose the same, either directly or indirectly, to any other person, and (iii) shall not use it in any way.

  (2)
  For purposes of this Plan, the term "Confidential Information" means all non-public information concerning the Company and its affiliates that was acquired by or disclosed to the Participant during the course of employment with the Company, or during the course of consultation with the Company following the Participant's date of termination, including, without limitation:

    (i)
    any non-public information regarding the Company's and its affiliates' customers, services, processes, costs, operations and methods, whether past, current or planned, as well as knowledge and data relating to business plans, marketing and sales information originated, owned, controlled or possessed by the Company or its affiliates; and

    (ii)
    information regarding litigation and pending litigation involving or affecting the Company or its affiliates.

  (3)
  To the extent that the Participant obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's or its affiliates' attorneys, the Participant shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

  (4)
  The Participant agrees that effective with the date of termination, the Participant will deliver to the Company all papers, books, manuals, lists, correspondence, documents, computer programs, computer spreadsheets, data captured on machine-readable media, and other material containing or relating to the Confidential Information, together with all copies thereof, that are in the Participant's possession or control, other than such materials as shall be necessary to permit the Participant to prepare the Participant's tax returns.

  (5)
  Nothing in this Section 5.2 shall be construed so as to prevent the Participant from using, in connection with his/her employment for himself or an employer other than the Company or any of its affiliates, knowledge that was acquired by Participant during the course of his/her employment with the Company and its affiliates, and which is generally known to persons of his/her experience in other companies in the same industry.

        5.3   Noncompetition and Nonsolicitation. Each Participant who becomes eligible for a Retention Bonus under this Plan agrees as further consideration for such benefit and in consideration of the receipt of Confidential Information from the Company, for the longer of (i) one (1) year after the date of termination, or (ii) the period during which the Participant receives Retention Bonus payments under Section 4.1, the Participant shall not (i) to the extent Participant is listed on Exhibit A-1 hereto, be employed by, or otherwise engage or be interested in, any business which is competitive with any business of the Company or of any of its subsidiaries in which the Participant was engaged during his/her employment prior to his/her termination, (ii) solicit, directly or indirectly, any prospective acquisition target of the Company or its affiliates, the knowledge of which was acquired by Participant during the course of his/her employment with the Company and its affiliates, for the purpose of acquiring such prospective acquisition target or otherwise providing such target any services or products offered by or available from the Company or its affiliates; or (iii) employ or solicit, directly or indirectly, for employment any person who is an employee of the Company or any of its affiliates or who was an employee of the Company or any of its affiliates at any time during the 12 month period immediately prior to any such solicitation or employment. Notwithstanding the foregoing, it is understood that the Participant may beneficially own securities in any corporation whose securities are publicly traded, provided that such ownership shall be less than two (2%) percent of the equity securities of any such corporation.

SECTION 6
Amendment or Termination

        6.1   Amendment and Termination. The Board may, from time to time, make amendments to the Plan, and may terminate this Plan at any time; provided, however that no such amendment shall have any adverse effect on the Retention Bonus grants made as of the effective date of the Plan.

        6.2   Successors. The obligations of the Company under the Plan shall be binding upon any assignee or successor in interest thereto.

SECTION 7
MISCELLANEOUS

        7.1   Adjustment for Tax Effects. If any payments or the value of any benefits received or to be received by the Participant under this Plan, after taking into account all other payments and all other benefits to which the Participant is entitled, are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 (the "Code") or any successor provision to that Section, the payments and benefits to which the Participant is entitled under this Plan shall be reduced to the extent required to avoid such excise tax. The Participant shall be entitled to select the order in which payments are to be reduced in accordance with the preceding sentence.

        7.2   Mitigation and Set-Off. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise. The Company shall be entitled to set off against the amounts payable to any Participant under this Plan any amounts owed to the Company by the Participant, including, without limitation, any amounts owed to the Company by the Participant under the terms of any promissory note dated as of the date hereof executed by the Participant but, subject to Section 5, above, shall not be entitled to set off against the amounts payable to any Participant under this Plan any amounts earned by the Participant in other employment after termination of the Participant's employment with the Company, or any amount which might have been earned by the Participant in other employment had he/she sought such other employment.

        7.3   Non-Alienation. Participants shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. Nothing in this Section shall limit a Participant's rights or powers to dispose of the Participant's property by will or limit any rights or powers which the Participant's executor or administrator would otherwise have.

        7.4   Withholding. All payments to a Participant under this Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

        7.5   Source of Payments. The obligations of the Company under the Plan are solely contractual, and any amount payable under the terms of the Plan shall be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company's general creditors.

        7.6   Notices. Any notice or document required to be given under the Plan shall be considered to be given if actually delivered or mailed by certified mail, postage prepaid, if to the Company, to the [Insert Address] or, if to a Participant, at the last address of such Participant filed with the Company.

        7.7   Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

        7.8   No Right to Employment or Continuation of Relationship. Nothing in this Plan shall confer upon or be construed as giving any Participant any right to remain in the employ of the Company. The Company may, at any time, dismiss a Participant from employment free from any liability or any claim except as expressly provided in this Plan. No employee of the Company shall have any claim to be designated a Participant and there is no obligation for uniformity of treatment of any employee of the Company.

        7.9   Governing Law. EXCEPT AS TO MATTERS RELATING TO THE INTERNAL AFFAIRS OF THE COMPANY WHICH SHALL BE GOVERNED BY THE DELAWARE GENERAL

CORPORATION LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN THE CITY OF NEW YORK.

        7.10 Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any individual Participant, or would disqualify this Plan under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Board, materially altering the intent of this Plan, such provision shall be stricken as to such jurisdiction or Participant and the remainder of this Plan shall remain in full force and effect.

        7.11 No Limitation Upon the Rights of the Company. This Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

        7.12 No Liability for Good Faith Determinations. The members of the Board shall not be liable for any action, failure to act, omission or determination taken or made in good faith with respect to this Plan. The Board shall have the discretion, subject to the terms of Plan, to make determinations and interpretations of the Plan which need not be the same with respect to each Participant.

EXHIBIT A

[List of Participants]

Exhibit (d)(vi)

EXHIBIT A-1

Douglas Miller

Ted Eubank

[list of other non-compete obligated persons]

EXHIBIT B

PARTICIPATION AGREEMENT

        You have been designated by the Board of Directors as a Participant in the Employee Bonus Retention Plan (the "Plan") with the following Retention Bonus:

Name of Participant:
Position:
Retention Bonus:

        Your participation in the Plan is subject to and in accordance with the express terms and conditions of the Plan. In consideration of receipt of amounts under the Plan and receipt of confidential information from the Company, you agree to be bound by the terms and conditions of the Plan, including, but not limited to, the non-competition and non-solicitation provisions in Section 5.3 of the Plan, and acknowledge that you have received a copy of the Plan.

        You also hereby acknowledge and agree that to the extent the Plan conflicts with any provision of your Participation Agreement the Plan shall control.

        Capitalized terms not defined in this Participation Agreement will have the same meanings assigned to them in the Plan.

        Dated as of                              , 2003.

By:
Title:

Participant:
Signature
Printed Name

QuickLinks

  Exhibit (d)(vi)
EMPLOYEE BONUS RETENTION PLAN
SECTION 1 General
SECTION 2 Participation
SECTION 3 Retention Bonus
SECTION 4 Termination
SECTION 5 Confidentiality and Non-Competition
SECTION 6 Amendment or Termination
SECTION 7 MISCELLANEOUS
EXHIBIT A
EXHIBIT A-1
EXHIBIT B PARTICIPATION AGREEMENT